Exhibit 99.1

Rexahn Pharmaceuticals Appoints Lara S. Sullivan to its Board of Directors

ROCKVILLE, MD – March 1, 2019 - Rexahn Pharmaceuticals, Inc. (NYSE American: RNN), a clinical stage biopharmaceutical company developing innovative therapies to improve patient outcomes in cancers that are difficult to treat, today announced the appointment of Lara S. Sullivan, M.D. to its board of directors.

Dr. Sullivan will chair a newly formed business development committee, which has been established to assist the board with its oversight of Rexahn’s business development activities with the goal of maximizing the value of the company’s current and future development programs.  Dr. Sullivan will also serve on the nominating and corporate governance committee.

“We are pleased to add Lara to the Rexahn board.  She brings a depth of experience that we believe will add significant value to our board and Company,” said Peter Brandt, chairman of the board of directors.

Dr. Sullivan added, “I am honored to join the Rexahn board and look forward to bringing my clinical strategy, financial, and operational experience and expertise to serve Rexahn’s board and management.”

Lara Sullivan brings more than two decades of experience and senior leadership in biopharmaceuticals, healthcare and life sciences, to Rexahn.  Dr. Sullivan is a founder and from 2017 to 2018 served as president of SpringWorks Therapeutics, a clinical-stage biopharmaceutical company. Prior to joining SpringWorks Therapeutics, Dr. Sullivan served as a vice president of Pfizer from 2011 to 2017. While at Pfizer she helmed strategy and portfolio operations for the company’s early-stage pipeline and led the work, inside Pfizer and with outside patient groups and partners, to create SpringWorks Therapeutics.  Prior to joining Pfizer, Dr. Sullivan was an associate principal in the pharmaceutical and medical products practice at McKinsey & Company, where she advised biopharmaceutical clients on a variety of strategic and operational issues, with a particular emphasis on research and development productivity. Dr. Sullivan also served as a principal at Paul Capital Partners, where she led due diligence for investments in their healthcare fund, and earlier in her career worked in healthcare equity research and municipal finance at Credit Suisse First Boston. Dr. Sullivan holds an M.D. from the University of Pennsylvania School of Medicine, an MBA from The Wharton School at the University of Pennsylvania, and a B.A. in comparative literature from Cornell University.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NYSE American: RNN) is a clinical stage biopharmaceutical company developing innovative therapies to improve patient outcomes in cancers that are difficult to treat. The company's mission is to improve the lives of cancer patients by developing next-generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn's product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Preclinical studies show that certain of Rexahn's product candidates may be effective against multiple types of cancer, including drug resistant cancers, and difficult-to-treat cancers, and others may augment the effectiveness of current FDA-approved cancer treatments. The company has two oncology product candidates, RX-3117 and RX-5902, in Phase 2 clinical development and additional compounds in preclinical development including RX-0301. For more information about the Company and its oncology programs, please visit www.rexahn.com.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn's plans, objectives, expectations and intentions with respect to Rexahn’s business development committee, the path of clinical trials and development activities, and other statements identified by words such as  “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; drug candidates being in early stages of development, including clinical development; the costs and timelines associated with clinical development; the ability to transition from our initial focus on developing drug candidates for orphan indications to candidates for more highly prevalent indications; and the expecting timing of results from our clinical trials. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:
DGI Comm
Susan Forman or Laura Radocaj
+1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com

Investor contact:
ir@rexahn.com